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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                  FORM N-54C

NOTIFICATION OF WITHDRAWAL OF ELECTION TO BE SUBJECT TO SECTIONS 55 THROUGH 65
                       OF THE INVESTMENT COMPANY ACT OF
            1940 FILED PURSUANT TO SECTION 54(c) OF THE INVESTMENT
                              COMPANY ACT OF 1940

     The undersigned business development company hereby notifies the Securities and Exchange Commission that it withdraws its election to be subject to sections 55 through 65 of the Investment Company Act of 1940 (the "Act"), pursuant to the provisions of section 54(c) of the Act, and in connection with such notice of withdrawal of election submits the following information:

Name:  Boettcher Venture Capital Partners, L.P.
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

77 West Wacker Drive, Chicago, Illinois 60601
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Telephone Number (including area code):  (312) 574-6000
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File Number under the Securities Exchange Act of 1934:   814-26
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     The undersigned company (1) has distributed substantially all of its assets to its securityholders and has effected a winding-up of its affairs, and (2) is not liquidating as part of a merger.



Pursuant to the requirements of the Act, the undersigned company has caused this notification of with-drawal of election to be subject to sections 55 through 65 of the Act to be duly signed on its behalf in the city of Chicago and state of Illinois on the 28th day of February, 1999.

                              BOETTCHER VENTURE CAPITAL PARTNERS, L.P.

                              By:  EVEREN Securities, Inc.,
                                   Managing General Partner



                              By:  /s/ Janet L. Reali
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                              Title:  Senior Executive Vice President and
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                                      General Counsel
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Attest:  /s/ Bruce Lewitas
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               (Name)
         Vice President
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               (Title)